Market Risk
Market risks relating to our operations include changes in interest rates and changes in foreign exchange rates. We enter into interest rate swaps to minimize the risk and costs associated with financing activities, as well as to attain an appropriate mix of fixed and floating rate debt. The swap agreements are contracts to exchange fixed or variable rates for variable or fixed interest rate payments periodically over the life of the instruments. The following tables provide information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and interest rates by contractual maturity dates. The applicable floating rate index is included for variable rate instruments. All amounts are stated in United States dollar equivalents.

Interest Rate Sensitivity as of January 31, 2003
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Dollar Amounts in Millions)	2004	2005	2006	2007	2008	Thereafter	Total	Fair value 1/31/03
Liabilities
U.S. dollar denominated long-term
debt including current portion
Fixed rate debt	$ 4,529	$ 2,290	$ 2,755	$ 2,019	$ 1,576	$ 6,201	$ 19,370	$ 18,604
Average interest rate – USD rate	5.4%	6.4%	6.0%	6.2%	6.6%	6.9%	6.3%
Great Britain pound denominated
long-term debt including
current portion
Fixed rate debt	9	94	–	37	–	1,635	1,775	1,860
Average interest rate	9.6%	4.4%		8.4%		5.2%	5.2%

Page 25 of Annual Report

Interest Rate Sensitivity as of January 31, 2003
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Dollar amounts in millions)	2004	2005	2006	2007	2008	Thereafter	Total	Fair value 1/31/03
Interest Rate Derivative Financial Instruments Related to Debt
Interest rate swaps –
Pay variable/receive fixed	–	$ 1,250	–	–	–	$ 3,250	$ 4,500	$ 426
Weighted average rate paid –
Rate D plus 1.70%
Weighted average fixed rate
received – USD rate	–	6.6%	–	–	–	6.9%	6.8%
Interest rate swap –
Pay variable/receive fixed	–	500	$ 1,097	$ 1,750	–	445	3,792	377
Weighted average rate paid –
Rate B plus .84%
Weighted average fixed rate
received – USD rate	–	7.5%	5.1%	5.8%	–	7.3%	6.0%
Interest rate basis swap	–	–	–	–	–	500	500	2
Weighted average rate paid – Rate C
Weighted average rate received –
Rate A minus 0.06%

Rate A – one-month U.S. LIBOR
Rate B – three-month U.S. LIBOR
Rate C – U.S. commercial paper
Rate D – six-month U.S. LIBOR

Interest Rate Sensitivity as of January 31, 2002
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Dollar amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/02
Liabilities
U.S. dollar denominated long-term debt including current portion
Fixed rate debt	$ 2,164	$ 3,445	$ 1,874	$ 704	$ 2,235	$ 5,850	$ 16,272	$ 17,201
Average interest rate – USD rate	6.3%	6.0%	6.7%	6.7%	6.7%	7.2%	6.7%
Great Britain pound denominated long-term debt including current portion
Fixed rate debt	93	129	–	–	–	1,450	1,672	1,718
Average interest rate	9.6%	3.8%				7.3%	6.9%

Page 26 of Annual Report

Interest Rate Sensitivity as of January 31, 2002
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Dollar amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/02
Interest Rate Derivative Financial Instruments Related to Debt
Interest rate swap –
Pay variable/receive fixed	$ 500	–	–	–	–	–	$ 500	$ 28
Weighted average rate paid –
Rate A minus 0.15%
Weighted average fixed rate
received – USD rate	6.9%	–	–	–	–	–	6.9%
Interest rate swap –
Pay variable/receive fixed	–	–	$ 500	$ 597	$ 1,750	$ 445	3,292	144
Weighted average rate paid –
Rate B plus 1.01%
Weighted average fixed rate
received – USD rate	–	–	7.5%	5.9%	5.9%	7.3%	6.3%
Interest rate basis swap	–	–	–	–	–	500	500	1
Average rate paid – Rate C
Average rate received –
Rate A minus 0.06%

Rate A – one-month U.S. LIBOR
Rate B – three-month U.S. LIBOR
Rate C – U.S. commercial paper

The Company holds currency swaps to hedge its net investment in the United Kingdom. In addition to the instruments in the table below, the Company has designated debt of approximately GBP 1 billion as hedges of the net investment in the United Kingdom. The following tables provide information about our cross-currency interest rate swap agreements by functional currency, and presents the information in United States dollar equivalents. For these instruments the tables present notional amounts, exchange rates and interest rates by contractual maturity date.

The Company also holds cross currency swaps which hedge the foreign currency risk of debt denominated in currencies other than the local currency.

Foreign Currency Exchange Rate Sensitivity as of January 31, 2003
Principal (Notional) Amount by Expected Maturity

(Dollar amounts in millions)	2004	2005	2006	2007	2008	Thereafter	Total	Fair value 1/31/03
Currency Swap Agreements
Payment of Great Britain pounds
Notional amount	–	–	–	–	–	$ 1,250	$ 1,250	$ 126
Average contract rate	–	–	–	–	–	0.6	0.6
Fixed rate received – USD rate	–	–	–	–	–	7.4%	7.4%
Fixed rate paid –
Great Britain pound rate	–	–	–	–	–	5.8%	5.8%
Payment of Canadian dollars
Notional amount	–	–	–	–	–	325	325	8
Average contract rate	–	–	–	–	–	1.5	1.5
Fixed rate received – USD rate	–	–	–	–	–	5.6%	5.6%
Fixed rate paid – Canadian dollar rate	–	–	–	–	–	5.7%	5.7%
Payment of Japanese yen
Notional amount	–	–	–	–	$ 432	–	432	2
Average contract rate	–	–	–	–	120	–	120
Fixed rate received – USD rate	–	–	–	–	3.6%	–	3.6%
Fixed rate paid – Japanese yen rate	–	–	–	–	0.2%	–	0.2%

Page 27 of Annual Report

Foreign Currency Exchange Rate Sensitivity as of January 31, 2002
Principal (Notional) Amount by Expected Maturity

(Dollar amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/02
Currency Swap Agreements
Payment of Great Britain pounds
Notional amount	–	–	–	–	–	$ 1,250	$ 1,250	$ 192
Average contract rate	–	–	–	–	–	0.6	0.6
Fixed rate received – USD rate	–	–	–	–	–	7.4%	7.4%
Fixed rate paid –
Great Britain pound rate	–	–	–	–	–	5.8%	5.8%
Payment of Canadian dollars
Notional amount	–	–	–	–	–	325	325	8
Average contract rate	–	–	–	–	–	1.5	1.5
Fixed rate received – USD rate	–	–	–	–	–	5.6%	5.6%
Fixed rate paid – Canadian dollar rate	–	–	–	–	–	5.7%	5.7%

During the fourth quarter of fiscal 2002, the Company terminated certain cross currency instruments that hedged portions of the Company’s investments in Canada, Germany and the United Kingdom. The instruments terminated had notional amounts of $6.7 billion. The Company received $1.1 billion in cash related to the fair value of the instruments at the time of the terminations. Prior to the terminations, these instruments were classified as net investment hedges and were recorded at fair value as current assets on the balance sheet with a like amount recorded in the shareholders’ equity section of the balance sheet in line "other accumulated comprehensive income." No gain related to the terminations was recorded in the Company’s income statement.

We routinely enter into forward currency exchange contracts in the regular course of business to manage our exposure against foreign currency fluctuations on cross-border purchases of inventory. These contracts are generally for durations of six months or less. At January 31, 2003 and 2002, we held contracts to purchase and sell various currencies with notional amounts of $185 million and $117 million, respectively, and net fair values of less than $1 million at either fiscal year.

The fair values of the currency swap agreements are recorded in the consolidated balance sheets within the line "other assets and deferred charges."